Exhibit 99.1

NEWS RELEASE Release No. 129-9-4

414 Union Street	Contact:
Nashville, TN 37219	Mary Cohn (Media Relations)
615.986.5600	615.986.5886
Fax: 615.986.5666	Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

FOR RELEASE AT 8:00 A.M. (EDT) THURSDAY, SEPT. 2, 2004

LP Announces New $150 Million U.S. Credit Agreement

Nashville, Tenn. (Sept. 2, 2004) – Louisiana-Pacific Corporation (LP) (NYSE: LPX) announced today it has executed a new five-year, unsecured $150 million committed revolving bank credit agreement. The new arrangement, which replaces LP’s prior $125 million secured letter of credit facility, includes the ability to increase the revolver to $250 million during its term.

“We are very pleased with this new facility and the strong support LP has received from both our continuing banking group and the new banks who chose to participate,” said Mark Tobin, treasurer. “This facility provides LP with greater flexibility over a longer term at attractive pricing.  The banks have recognized the progress LP has made in building our financial and business strength, and they are providing additional support as we move forward in executing our business plan.”

Members of LP’s continuing banking group are filling the following roles in the new facility:  Wachovia Bank, National Association and Bank of America, N.A. will act as joint lead arrangers, Royal Bank of Canada and The Bank of Nova Scotia will serve as documentation co-agents, and Export Development Canada will continue to participate.  Added participants in the new facility are: Wells Fargo Bank, N.A., Union Planters Bank, N.A., Sumitomo Mitsui Banking Corporation and First Tennessee Bank National Association.

-more-

LP is a premier supplier of building products, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers.  Visit LP’s web site at www.lpcorp.com for additional information on the company.

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FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters address in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those contemplated by these, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals, and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.